INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP No. 60743L 104

NUMBER

MobileSmith

SHARES

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

FULLY PAID AND NON ASSESSABLE SHARES OF THE COMMON STOCK PAR VALUE OF $0.001 EACH OF

MOBILESMITH, INC. transferable on the books of the corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by an authorized representative of the Transfer Agent.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized Officers certified with the seal of the Corporation.

Dated:

AMIR ELBAZ - CHEIF EXECUTIVE OFFICER

GLEB MIKHAILOV - CHIEF FINANCIAL OFFICER

MOBILESMITH, INC.
CORPORATE
Seal
DELAWARE

Countersigned & Registered

By